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                     U.S. SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                                    FORM 8-K

                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

        Date of Report (Date of earliest event reported): April 25, 2001


                            CENTRUM INDUSTRIES, INC.

             (Exact name of registrant as specified in its charter)

           Delaware                          0-9607                  34-1654011
(State or other jurisdiction of     (Commission File Number)       (IRS Employer
Incorporation or organization)                                   Identification No.)

                441 East Main Street, Corry, Pennsylvania, 16407

                    (Address of principal executive offices)


                                 (814) 665-5042

              (Registrant's telephone number, including area code)


                                 Not Applicable

          (Former name or former address, if changed since last report)



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ITEM 3. BANKRUPTCY OR RECEIVERSHIP

PRESS ANNOUNCEMENT - FRIDAY, APRIL 27, 2001:

CORRY, PENNSYLVANIA, APRIL 27, 2001 - CENTRUM INDUSTRIES, INC. (OTC BB: CIII), parent company of McInnes Steel Company, announced Wednesday, April 25th that its only active subsidiary, McInnes Steel Company, with operations at 441 East Main Street in Corry, Pennsylvania, 5577 Tayfor Drive in Memphis, Tennessee and 1533 East 12th Street in Erie, Pennsylvania, along with its subsidiary, Erie Bronze & Aluminum Company, with operations at 6300 West Ridge Road in Erie, Pennsylvania (collectively the "Company"), filed for protection under Chapter 11 of the U.S. Bankruptcy Code in Federal Court in Erie, Pennsylvania. This filing was made on behalf of the McInnes subsidiary only. Centrum Industries, Inc., the parent company, has not at this time filed for Chapter 11 Bankruptcy protection. The Company cited recessionary conditions in capital equipment markets the past two years, coupled with high debt levels and the recent extremely high prices for natural gas. Natural gas is a critical component of the production process for the facilities.

Management of the Company has stated that its plan is to reorganize and continue the operations located in Pennsylvania under the protection of Chapter 11. The first phase of this reorganization will consist of the sale and liquidation of the Company assets located in Memphis, Tennessee. Approximately 30 jobs at the Memphis location will be eliminated over the next 30 days.

In conjunction with the filing, Management has successfully negotiated "Debtor-In-Possession" financing with GMAC Business Credit, its current lender, as the Company works its way through the reorganization process. Management remains confident that this financing arrangement combined with the closing of the Memphis operations will form the support for a successful reorganization of the three remaining operations in Pennsylvania.

George H. Wells, President and CEO of the Company stated that, "the forging industry experienced a 20% drop in activity during late 1998 and early 1999 which severely impacted the Company and its competitors. In addition, high levels of debt and the extraordinary spike in natural gas costs over the past winter devastated the Company's already weak cash flow position. The monthly gas bill to operate the production facilities jumped from approximately $150,000 last year to $550,000 this past winter. The increased natural gas costs have resulted in the Company's inability to operate in its current form." Mr. Wells also stated that "Management has made significant efforts pursuing alternative avenues to create additional cash flow for the Company; however, largely due to the recessionary industry conditions and unrealistic energy costs, the Company has been forced to seek the protection afforded to it by the U.S. Bankruptcy Code."

Looking forward, Mr. Wells stated that, "the three business units located in Erie County, Pennsylvania, have historically been good performers. This filing provides us with the opportunity to take the necessary steps to successfully restructure the three surviving business units under court protection. We believe that we will be able to complete a successful reorganization of these operations; one that will benefit the Company, its employees and the community through the continued operation of each location." McInnes Steel, McInnes Rolled Rings-Erie, and Erie Bronze & Aluminum employ approximately two hundred and twenty people in Erie County.

Early in the year 2000, Centrum Industries, Inc., the parent company, had discontinued the operations of American Handling, Inc. and Northern Steel Company, which were in the material handling


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industry. In addition, during 2000, the net assets of Micafil, Inc. were sold to a competitor in the motor production systems industry.

McInnes Steel Company and its subsidiaries are the only active operations held by Centrum Industries, Inc.

FORWARD LOOKING INFORMATION - This Press Announcement contains statements, which constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. (As used herein, the "Company" refers to McInnes Steel Company and its subsidiary Erie Bronze & Aluminum Company.) Such statements can be identified by the use of forward-looking terminology such as "believes", "expects", "may", "estimates", "will", "should", "plans", "opinions", "feels", "intends", or "anticipates" or the negative thereof or other variations thereon or comparable terminology, or by discussions of strategy. Readers are cautioned that any such forward-looking statements are not guarantees of future performance and may involve significant risks and uncertainties, and that actual results may vary materially from those in the forward-looking statements as a result of various factors.



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                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                       CENTRUM INDUSTRIES, INC.

                                       (Registrant)


Date: April 25, 2001                   By: /s/ Timothy M. Hunter
                                          --------------------------------------
                                           Timothy M. Hunter
                                           Chief Financial Officer and Treasurer